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                                                                    EXHIBIT 99.1

NEWS BULLETIN FROM

(COVANSYS(R) LOGO)

FOR FURTHER INFORMATION

INVESTORS:             MEDIA:

James Trouba           Dorothy Chisholm
Tel: (248) 848-8896    Tel: (248) 848-2283
jtrouba@covansys.com   dchisholm@covansys.com

FOR IMMEDIATE RELEASE

                 COVANSYS SHAREHOLDERS APPROVE MERGER WITH CSC

FARMINGTON HILLS, MI, June 27, 2007 - Covansys Corporation (NASDAQ: CVNS), announced that, at a special meeting held earlier today, its shareholders approved the merger of Covansys with a wholly owned subsidiary of Computer Sciences Corporation (NYSE: CSC) for $34.00 per-share in cash. In addition, regulatory approvals have been obtained in applicable foreign jurisdictions, and routine closing conditions are expected to be met so that the transaction can close in the first week of July.

Raj Vattikuti, President and CEO of Covansys said, "We are pleased that our shareholders have approved this transaction and we look forward to joining CSC. CSC is at the forefront of the global IT services industry, and this transaction will provide significant opportunities to penetrate new industry verticals and deliver superior services to our existing clients."

ABOUT COVANSYS

Headquartered in Michigan, Covansys Corporation (NASDAQ: CVNS) is a global consulting and technology services company specializing in industry-specific solutions, strategic outsourcing and integration services. Covansys is known for strategic outsourcing and technology solutions in the healthcare, financial services, retail and distribution, manufacturing, telecommunications and high-tech industries. Covansys was one of the first US-based IT services companies to establish offshore facilities in India, and is a pioneer in seamlessly integrating offshore capabilities into its offerings.

SAFE HARBOR STATEMENT

Certain statements in this press release are "forward-looking statements" under the federal securities laws. These forward looking statements are subject to a number of substantial risks and uncertainties and may be identified by the words "will," "anticipate," "believe," "estimate," "expect" or "intend" and similar expressions. Our actual results, performance or achievements could differ materially from these forward-looking statements. Factors that could cause or contribute to such material differences include impacts associated with a failure to complete the merger with Computer Sciences Corporation (including, without limitation, the loss of key employees and clients, the possibility of us having to pay a substantial breakup fee under certain circumstances, transaction costs, and a possible substantial decrease in the price of our common stock), internal control weaknesses, costs, variability of operating results, failure to recruit, train and retain skilled IT professionals, impact of changes in estimates on fixed-price projects, exposure to regulatory, political and general economic conditions in India and Asia, short term nature and termination provisions of contracts, competition in the IT services industry, economic conditions unique to clients in specific industries, the success of the company to negotiate contract renewals at comparable terms, limited protection of intellectual property rights, infringement by our services on the property rights of others, legal liability and damage to our professional reputation from claims made against our work, and risks related to merger, acquisition and strategic investment strategy. You should not place undue reliance on any forward-looking statements contained herein. Except as expressly required by the federal securities laws, we undertake no obligation to update such factors or to publicly announce the results of any of the forward-looking statements contained herein to reflect future events, developments, changed circumstances or for any other reason.

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